EXHIBIT (14)


                      Code of Business Conduct and Ethics


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                            AMERICAN CONSUMERS, INC.
                       CODE OF BUSINESS CONDUCT AND ETHICS

STATEMENT OF PURPOSE

This Code of Business Conduct and Ethics applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions. It is intended to promote the highest standards of honesty and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full and understandable disclosure in reports and documents filed with the Securities and Exchange Commission; compliance with applicable governmental rules and regulations; the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and accountability for adherence to the Code.

STANDARDS OF HONESTY AND ETHICS

American Consumers, Inc. and each of its employees must conduct their affairs in accordance with the highest standards of honesty and integrity. The "tone at the top" is of utmost importance. Accordingly, the Company's principal executive officer, principal financial officer, principal accounting officer or controller, and all persons performing similar functions will be held to the highest ethical standards and will be expected to conduct themselves in a manner that will serve as a model for all the Company's employees.

CONFLICTS OF INTEREST

Any personal business activity, investment or association which would place an employee's personal interests in conflict with those of the Company must be strictly avoided. Recognizing that some conflicts of interest may be matters of degree, or may involve transactions which are otherwise neutral or beneficial from the Company's standpoint, the Audit Committee of the Board is authorized upon full disclosure of all relevant facts and circumstances, to approve the specific terms of any transaction, or to otherwise waive this prohibition in appropriate circumstances. All conflicts of interest, or potential conflicts of interest, for appropriate review and resolution must be disclosed to the Audit Committee.

COMPLIANCE WITH APPLICABLE GOVERNMENTAL LAWS, RULES AND REGULATIONS.

The Company is subject to numerous governmental rules and regulations. All employees are directed to inform themselves of such rules and regulations insofar as they apply to the Company in general and to such employee's area of responsibility in particular. Additionally, each such employee must conduct him or herself and the company activities he or she is responsible for supervising in a manner that complies with applicable law and results in the Company's compliance with such law. Material noncompliance with applicable law, and related governmental rules and regulations, should be reported to the Audit Committee.


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FULL, FAIR DISCLOSURE

Among its responsibilities for compliance with law, the Company's management is responsible for full, fair accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the SEC and in other public communications made by the Company. Recognizing that such compliance is matter of informed judgment, the Company's principal executive officer, the principal accounting officer, and others involved in the process of preparing and filing our public communications are directed to implement and follow procedures designed to fully develop and disclose relevant factual information, and present such material information in compliance with published rules and regulations in a timely and understandable manner.

REPORTING NON-COMPLIANCE

If you have knowledge of a violation of this Code of Business Conduct and Ethics, you have an obligation to report it to the Chairman of the Audit Committee in the event that you do not believe that prompt, appropriate, and corrective action will otherwise be taken. You may report violations knowing that the Company will not allow retaliation for reporting your concerns in good faith. Retaliation for good faith reporting is itself a violation of this Code.

ACCOUNTABILITY

Failure to abide by this Code of Conduct and Ethics will result in appropriate discipline, up to and including dismissal form the Company. Any variations from or exceptions to this Code, or amendment of its terms, will require the review and approval of the Audit Committee and will be granted only as permitted by law and in extraordinary circumstances.


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